Exhibit 99.4

December 2004

STANDARD PACIFIC CORP.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors (the “Board”) of Standard Pacific Corp. (the “Company”) believes that the members of the Board should own and hold stock of the Company (“Common Stock”) to further align their interests and actions with the interests of the Company’s stakeholders. Therefore, the Board has adopted these Director Stock Ownership Guidelines effective as of January 1, 2005.

1.	Stock Ownership Guideline. Each director is encouraged to own shares of Common Stock (or the equity equivalent discussed below) with a value of not less than five times the director annual cash retainer.

2.	Form of Ownership. The above guideline can be met by ownership of Common Stock, including restricted stock and restricted stock units (whether or not vested). Shares of Common Stock, including restricted stock and restricted stock units, credited to a director’s accounts under the Company’s deferred compensation plans as in effect from time to time will be deemed owned by the director for purposes of these guidelines.

3.	Phase-In Period. Each director is expected to reach full compliance with these guidelines by December 30, 2007. Upon the election or appointment of a new director to the Board, such director will be expected to reach full compliance with these guidelines by the date three years after such election or appointment.

4.	Evaluation Date. Compliance with these guidelines will be evaluated annually by the Board or a Committee thereof. Compliance will be evaluated at year end based on (i) share ownership on the last day of the calendar year and (ii) the closing price of a share of Common Stock on the NYSE on the last trading day of the calendar year. Restricted stock and restricted stock units will be valued without regard to any restrictions thereon.